Exhibit 99.1

SPI Solar and KDC Solar Announce Joint Ownership

of Mountain Creek Project

An Approach to Project Ownership by SPI Solar

ROSEVILLE, Calif.— February 21, 2014- SPI Solar (“SPI”) (SOPW:OTCBB), a vertically-integrated photovoltaic (“PV”) solar developer, and privately held KDC Solar, based in Bedminster, NJ, together announced their agreement to jointly develop and own the Mountain Creek solar project in Vernon , New Jersey. The agreement, which also entails project administration requirements, enables both companies to move forward in completing the project, which calls for the design, development and build-out of multiple solar energy facilities at the Mountain Creek Resort in Vernon, New Jersey.

“The solar industry has adapted to changing demand and financing conditions, and SPI Solar is working on developing a strategy to evolve its business model in further downstream control with our long-term partner, KDC Solar,” said Charlotte Xi, president and global chief operating officer and interim chief financial officer.

“We are excited to continue to partner with SPI Solar on this important project,” said Alan Epstein, president and chief operating officer of KDC Solar. “KDC Solar and SPI have enjoyed a solid working relationship while navigating changing conditions within our industry, and we look forward to examining other joint projects where we may be able to leverage each other’s strengths in capturing additional opportunities in the solar market.”

In addition, both companies have also agreed to execute a project administration agreement covering the performance of services for the Mountain Creek project by SPI.

About SPI Solar (SOPW:OTCBB):

SPI Solar (“SPI”) (Solar Power, Inc.) is a vertically integrated photovoltaic solar developer offering its own brand of high-quality, low-cost distributed generation and utility-scale solar energy facility development services. From project development, to project financing and to post-construction asset management, SPI delivers turnkey world-class photovoltaic solar energy facilities to its business, government and utility customers. For additional information visit: www.spisolar.com.

About KDC Solar LLC

KDC Solar is supported by an allocation of $225 million in equity from Diamond Castle Holdings, a New York-based private equity fund with more than $1.8 billion of committed capital under management. KDC Solar is committed to using clean solar energy to provide economic stimulus and jobs in New Jersey. It currently operates 34 megawatts of "behind the meter" solar facilities at 9 different locations and is constructing and permitting 85 megawatt of "behind the meter" solar projects at businesses and institutions throughout New Jersey. KDC Solar supplies commercial, institutions and governments with significantly lower long-term electric costs through solar power. For more information, visit www.kdcsolar.com.

Safe Harbor Statement:

This release may contain certain “forward-looking statements” relating to the business of SPI Solar, its subsidiaries and the solar industry, which can be identified by the use of forward-looking terminology such as “believes", “expects” or similar expressions. These statements involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risks and other factors detailed in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

Contacts:

Charlotte Xi, President & Global COO, Interim CFO

Solar Power, Inc.

(800) 548-8767

Alan M. Epstein, President & COO
KDC Solar

(908) 212-3621